Exhibit 99.1

LOS ANGELES SINGAPORE KUALA LUMPUR BANGKOK SUZHOU TIANJIN CHONGQING JIANGSU

FOR IMMEDIATE RELEASE	Company Contact: Siew Wai Yong Chairman & CEO (818) 787-7000	Investor Contact: Berkman Associates (310) 927-3108 robert.jacobs@jacobscon.com

Trio-Tech Reports Second Quarter Results

Shareholders’ Equity Increases to $7.58 Per Share From $7.22 Per Share

Van Nuys, CA – February 12, 2024 – Trio-Tech International (NYSE MKT: TRT) today announced financial results for the second quarter and first six months of fiscal 2024.

Fiscal 2024 Second Quarter Results

For the three months ended December 31, 2023, revenue decreased 2% to $12,202,000 compared to $12,390,000 for the same quarter last year, primarily related to a decline in revenue in the Company’s testing services segment.

The overall gross margin was $2,854,000, or 23% of revenue, compared to $3,335,000, or 27% of revenue, for the same quarter last year. Operating income was $677,000, or 6% of revenue, compared to $1,069,000, or 9% of revenue, for the same quarter last year.

Total other expenses were $100,000, compared to $253,000 in the same quarter last year, due principally to an increase in interest income to $96,000 from $37,000, and a strengthening of the US dollar against the Singapore dollar, which reduced currency exchange losses to $236,000, compared to $349,000 in the same quarter last year.

Net income for the second quarter of fiscal 2024 was unchanged at $507,000, or $0.12 per diluted share from the second quarter of fiscal 2023. Net income for this year’s second quarter benefited from non-controlling interests’ after-tax loss of $21,000, versus an after-tax income of $58,000 in the same quarter last year.

Cash and cash equivalents at December 31, 2023, increased to $10,966,000, compared to $7,583,000 at June 30, 2023, and shareholders' equity increased to $31,528,000, or $7.58 per outstanding share, compared to $29,571,000, or $7.22 per outstanding share at June 30, 2023. There were approximately 4,160,555 and 4,096,680 common shares outstanding at December 31, 2023 and June 30, 2023, respectively.

CEO Comments

S.W. Yong, Trio-Tech's CEO, said, “Distribution revenue increased 63% in the quarter and distribution margins improved to 18% from 15% compared to the second quarter last year. In addition, we received customer acceptance for the initial dynamic test system delivered in the recent first quarter and anticipate delivering the remaining five units in the second half of fiscal 2024.

“Semiconductor industry capital spending improved last fall, boosting second quarter manufacturing segment revenue and contributing to backlog, which is expected to be delivered during the remainder of fiscal 2024.

“We remain optimistic and encouraged by improvements in our manufacturing and distribution segments. Our strong cash position, improving operating efficiency and tight expense controls will enable the Company to quickly evaluate and react proactively when the semiconductor industry gradually recovers from the current downturn.”

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16139 Wyandotte Street, Van Nuys, CA 91406, USA ● TEL:  (818) 787-7000  ●  FAX  (818) 787-9130

Trio-Tech Reports Second Quarter Results

February 12, 2024

Page Two

Fiscal 2024 First Half Results

For the first six months of fiscal 2024, revenue decreased 9% to $22,168,000 compared to $24,329,000 for the same period last year.

Gross margin for the first six months of fiscal 2024 was $5,374,000, or 24% of revenue, compared to $6,957,000, or 29% of revenue for the same period last year.

Income from operations was $676,000, or 3% of revenue, compared to $2,136,000, or 9% of revenue for the same period last year.

Total other income was $145,000, compared to expenses of $118,000 in the same quarter last year, due to an increase in interest income to $174,000, compared to $55,000, and reduced currency exchange losses of $177,000, compared to $279,000 in the same period last year.

Net income for the first half of fiscal 2024 was $737,000, or $0.17 per diluted share, compared to $1,389,000, or $0.33 per diluted share for the same period last year.

About Trio‑Tech

Established in 1958, Trio-Tech International is located in Van Nuys, California, with its Principal Executive Office and regional headquarter in Singapore. Trio-Tech International is a diversified business group with interests in semiconductor testing services, manufacturing and distribution of semiconductor testing equipment, and real estate. Our subsidiary locations include Tianjin, Suzhou, Chongqing and Jiangsu in China, as well as Kuala Lumpur Malaysia and Bangkok Thailand. Further information about Trio-Tech's semiconductor products and services can be obtained from the Company's Web site at www.triotech.com and www.universalfareast.com.

Forward Looking Statements

This press release contains statements that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and assumptions regarding future activities and results of operations of the Company. In light of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the following factors, among others, could cause actual results to differ materially from those reflected in any forward looking statements made by or on behalf of the Company: market acceptance of Company products and services; the divestiture of one or more business segments in response to, among other factors, changing business conditions or technologies and volatility in the semiconductor industry, which could affect demand for the Company's products and services; the impact of competition; problems with technology; product development schedules; delivery schedules; changes in military or commercial testing specifications which could affect the market for the Company's products and services; difficulties in profitably integrating acquired businesses, if any, into the Company; risks associated with conducting business internationally and especially in Asia, including currency fluctuations and devaluation, currency restrictions, local laws and restrictions and possible social, political and economic instability; changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations; public health issues related to the COVID-19 pandemic; trade tension between U.S. and China; inflation; the war in Ukraine and Russia, the war between Israel and Hamas; and other economic, financial and regulatory factors beyond the Company's control. Other than statements of historical fact, all statements made in this release are forward looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future financial results and condition. In some cases, you can identify forward looking statements by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," "believes," "can impact," "continue," or the negative thereof or other comparable terminology. Forward looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

(tables attached)

TRIO‑TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
UNAUDITED (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue
Manufacturing	$4,790	$5,044	$7,675	$8,629
Testing services	4,646	5,648	9,810	12,012
Distribution	2,760	1,694	4,670	3,676
Real estate	6	4	13	12
	12,202	12,390	22,168	24,329
Cost of Sales
Cost of manufactured products sold	3,609	3,849	5,658	6,374
Cost of testing services rendered	3,464	3,747	7,248	7,873
Cost of distribution	2,256	1,441	3,852	3,089
Cost of real estate	19	18	36	36
	9,348	9,055	16,794	17,372
Gross Margin	2,854	3,335	5,374	6,957

Operating Expenses:
General and administrative	1,817	1,919	3,975	4,224
Selling	248	193	435	366
Research and development	131	151	216	224
(Gain) Loss on disposal of property, plant and equipment	(19)	3	72	7
Total operating expenses	2,177	2,266	4,698	4,821

Income from Operations	677	1,069	676	2,136

Other (Expenses) Income
Interest expenses	(22)	(10)	(46)	(54)
Other (expenses) income, net	(82)	(264)	114	(106)
Government grant	4	21	77	42
Total other (expenses) income	(100)	(253)	145	(118)

Income from Continuing Operations before Income Taxes	577	816	821	2,018
Income Tax Expenses	(95)	(241)	(132)	(466)

Income from Continuing Operations before
Non-controlling Interest, Net of Tax	482	575	689	1,552
Income (Loss) from Discontinued Operations, Net of Tax	4	(10)	4	(9)

NET INCOME	486	565	693	1,543

Less: Net (Loss) Income Attributable to Non-controlling Interest	(21)	58	(44)	154

Net Income Attributable to Trio-Tech International	507	507	737	1,389

Net Income Attributable to Trio-Tech International:

Income from Continuing Operations, Net of Tax	503	512	730	1,394
Income (Loss) from Discontinued Operations, Net of Tax	4	(5)	7	(5)

Net Income attributable to Trio-Tech International	$507	$507	$737	$1,389

Basic Earnings per Share	$0.12	$0.12	$0.18	$0.34

Diluted Earnings per share	$0.12	$0.12	$0.17	$0.33

Weighted Average Shares Outstanding - Basic	4,120	4,074	4,109	4,074
Weighted Average Shares Outstanding - Diluted	4,259	4,162	4,270	4,160

TRIO‑TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
UNAUDITED (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022

Comprehensive Income Attributable to Trio-Tech International Common Shareholders:

Net income	$486	$565	$693	$1,543

Foreign Currency Translation, Net of Tax	1,158	1,568	975	355

Comprehensive Income	1,644	2,133	1,668	1,898

Less: Comprehensive (loss) income Attributable to Non-controlling Interest	(72)	133	(74)	212

Comprehensive Income Attributable to Trio-Tech International Common Shareholders	$1,716	$2,000	$1,742	$1,686

TRIO‑TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Dec. 31,	Jun. 30,
	2023	2023
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,966	$7,583
Short-term deposits	5,791	6,627
Trade account receivables, net	12,388	9,804
Other receivables	1,029	939
Inventories, net	3,546	2,151
Prepaid expenses and other current assets	589	694
Assets held for sale	--	274
Financed sales receivable	6	16
Restricted term deposit	762	739
Total current assets	35,077	28,827

NON-CURRENT ASSETS:
Deferred tax assets	153	100
Investment properties, net	461	474
Property, plant and equipment, net	6,601	8,344
Operating lease right-of-use assets	2,359	2,609
Other assets	169	116
Restricted term deposits	1,778	1,716
Total non-current assets	11,521	13,359
TOTAL ASSETS	$46,598	$42,186

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Lines of credit	$384	$--
Accounts payable	2,345	1,660
Accrued expense	4,506	4,291
Contract liabilities	3,808	1,277
Income taxes payable	257	418
Current portion of bank loans payable	375	475
Current portion of finance leases	81	107
Current portion of operating leases	1,119	1,098
Total current liabilities	12,875	9,326

NON-CURRENT LIABILITIES:
Bank loans payable, net of current portion	762	877
Finance leases, net of current portion	15	42
Operating leases, net of current portion	1,240	1,511
Income taxes payable, net of current portion	141	255
Deferred tax liabilities	7	10
Other non-current liabilities	30	594
Total non-current liabilities	2,195	3,289
TOTAL LIABILITIES	$15,070	$12,615

EQUITY

TRIO-TECH INTERNATIONAL'S SHAREHOLDERS' EQUITY:
Common stock, no par value, 15,000,000 shares authorized; 4,160,555 and 4,096,680 shares issued and outstanding at December 31 and June 30, 2023, respectively	13,018	12,819
Paid-in capital	5,156	5,066
Accumulated retained earnings	11,500	10,763
Accumulated other comprehensive income-translation adjustments	1,763	758
Total Trio-Tech International shareholders' equity	31,437	29,406

Non-controlling interest	91	165
TOTAL EQUITY	31,528	29,571
TOTAL LIABILITIES AND EQUITY	$46,598	$42,186